EXHIBIT 99.1

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American Express Announces Retirement of Chief Financial Officer Jeffrey C. Campbell and Names
Deputy Chief Financial Officer Christophe Le Caillec as Successor
Campbell will remain with the company as Vice Chairman until March 2024
New York, NY, June 27, 2023 - American Express Company (NYSE:AXP) today announced that Jeffrey C. Campbell, Vice Chairman and Chief Financial Officer, has decided to retire from the company. He will step down as the company’s CFO as of August 14, 2023, at which time Christophe Le Caillec, Deputy Chief Financial Officer, will succeed him as CFO, and join the American Express Executive Committee. Mr. Campbell will remain with American Express as Vice Chairman until March 2024.
“On behalf of the Board, the Executive Committee and the entire company, I am incredibly grateful for Jeff’s partnership, strategic counsel and friendship over the past ten years,” said Stephen J. Squeri, Chairman and CEO of American Express. “As we continue to deliver on our growth plan, Jeff’s disciplined approach and astute financial stewardship have positioned us well for the future. I am looking forward to working even more closely with Christophe, a deeply experienced American Express executive who will bring his own substantial talents to the role.”
Mr. Campbell joined American Express as CFO in 2013 and during his tenure has played a significant role in formulating and executing the company’s growth strategy. He was a key architect of the company’s “Winning Through the Cycle” financial contingency plan which American Express leveraged to successfully navigate through the pandemic and build momentum into the recovery. Additionally, he helped conceptualize the financial growth plan that has positioned the company to deliver revenue and EPS growth that is higher than pre-pandemic levels on a sustainable basis.
Prior to American Express, Mr. Campbell served as CFO of McKesson and American Airlines.
“American Express is one of the world’s most respected companies, and I am proud of all that we have achieved as a team to continue its success,” said Mr. Campbell. “Given the progress we have made, and the momentum we are seeing across the business, now is the time in my personal journey to step back and spend more time with family and pursue my personal interests. I look forward to working alongside Steve and Christophe over the coming months to ensure a smooth transition.”
Throughout his over twenty-five-year career at American Express, Mr. Le Caillec has played a critical role in the company’s success as a trusted partner to many senior leaders across the company, including the Executive Committee. In his current role as Deputy CFO, Mr. Le Caillec works closely with both Mr. Squeri and Mr. Campbell to drive the company’s financial success in executing the growth plan. In this capacity, Mr. Le Caillec leads the Corporate Planning team, as well as Risk, Technology, and the Global Services Group Finance functions. Prior to his current position, he was the Business CFO for American Express’ Global Consumer Services Group, playing a critical role with his partners in creating value and operating leverage for the business. As a leader, Mr. Le Caillec is well-respected for building high-performing teams, and over the course of his career at American Express, has held several global business roles of increasing leadership in Paris, Sydney, Singapore, London, and, most recently, in New York.
“I am humbled by this opportunity and energized to work with this incredible team to continue to drive the company’s success,” said Mr. Le Caillec. “I join my colleagues from across American Express in wishing Jeff well in his next chapter.”

About American Express
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate sustainability information: personal cards, business cards and services, travel services, gift cards, prepaid cards, merchant services, Accertify, Kabbage, Resy, corporate card, business travel, diversity and inclusion, corporate sustainability and Environmental, Social, and Governance reports

Media Contacts:
Jennifer Skyler, Jennifer.Skyler@aexp.com, +1-212-640-3695
Giovanna Falbo, Giovanna.Falbo@aexp.com, +1-212-640-0327

Investors/Analysts Contacts:
Kerri S. Bernstein, Kerri.S.Bernstein@aexp.com, +1-212-640-5574
Michelle A. Scianni, Michelle.A.Scianni@aexp.com, +1-212-640-5574

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